UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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VERIFONE SYSTEMS, INC.

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Expiration of the “Go-Shop” Period

On May 25, 2018, VeriFone Systems, Inc. (“Verifone”) issued a press release announcing the expiration of the “go shop” period provided in the previously announced Agreement and Plan of Merger by and among Verifone, Vertex Holdco LLC and Vertex Merger Sub LLC.

A copy of the press release is included below.

Press Release

Verifone Announces End of “Go Shop” Period

SAN JOSE, Calif. – May 25, 2018 – Verifone Systems, Inc. (NYSE: PAY) (“Verifone”), a world leader in payment and commerce solutions, today announced the expiration, as of 11:59 p.m., California Time, on May 24, 2018, of the “go shop” period provided in the previously announced Agreement and Plan of Merger, by and among Verifone, Vertex Holdco LLC and Vertex Merger Sub LLC, pursuant to which Verifone will be acquired by certain affiliates of an investor group led by Francisco Partners and including British Columbia Investment Management Corporation. Verifone and its representatives solicited acquisition proposals during the go-shop period and were in contact with approximately 42 potential purchasers. During such time, four of the potential purchasers executed a non-disclosure agreement with Verifone and were provided access to certain information regarding Verifone, but no potential purchasers submitted an acquisition proposal.

The acquisition is expected to close during the third calendar quarter of 2018, subject to customary closing conditions including Verifone stockholder approval and regulatory approvals.

Cautionary Statement Regarding Forward-Looking Statements

This communication includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations or beliefs and on currently available competitive, financial and economic data and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the forward-looking statements herein due to changes in economic, business, competitive, technological, and/or regulatory factors, and other risks and uncertainties affecting the operation of the business of Verifone, including many factors beyond our control. These risks and uncertainties include, but are not limited to, those associated with the parties’ ability to meet expectations regarding the timing and completion of the merger, the risk that Verifone stockholders do not approve the merger, the occurrence of any event, change or other circumstance that would give rise to the termination of the merger agreement, the response by stockholders to the merger, the failure to satisfy each of the conditions to the consummation of the merger, including but not limited to, the risk that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the merger on acceptable terms, or at all, the disruption of management’s attention from ongoing business operations due to the merger, the effect of the announcement of the merger on Verifone’s relationships with its customers, suppliers, operating results and business generally, the risk that any announcements relating to the merger could have adverse effects on the market price of Verifone’s common stock, the outcome of any legal proceedings related to the merger, employee retention as a result of the merger, and risks and uncertainties affecting the operations of our business, included in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K and our quarterly reports on Form 10-Q.

The forward-looking statements speak only as of the date such statements are made. Verifone is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise, except as required by law.

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